$0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The MSCI Emerging Markets Index (ticker “ MXEF ”) Pricing date: February 10, 2021 Valuation date: February 10, 2023 Maturity date: February 15, 2023 Redemption: We may call the securities, in whole and not in part, for mandatory redemption on the potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash per security equal to $1,000 plus the premium applicable to the potential redemption date. Return amount: $1,000 × the underlying return × the upside participation rate Upside participation rate: 125% Premium: At least 10.00% per annum (to be determined on the pricing date) Final buffer value: 90% of the initial underlying value Buffer percentage: 10% Buffer rate: Initial underlying / final buffer value, which is approximately 111.11% CUSIP / ISIN: 17328YV35 / US17328YV358 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: T he closing value of the underlying on the final valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount • If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 × the buffer rate × (the underlying return + the buffer percentage)] If the securities are not redeemed prior to maturity and the final underlying value is less than the final buffer value, you will lose more than 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final underlying value, the less benefit you will receive from the buffer. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated February 9, 2021 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year C allable Geared Buffered Securities Linked to the MSCI Emerging Markets Index Hypothetical Payment at Maturity** Hypothetical Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity C 50.00% 62.50% $ 1,625.00 25.00% 31.25% $ 1,312.50 5.00% 6.25% $ 1,062.50 B 0.00% 0.00% $1,000.00 - 5.00% 0.00% $1,000.00 - 10.00% 0.00% $1,000.00 A - 10.01% - 0.01% $999.89 - 75.00% - 72.22% $277.78 - 100.00% - 100.00% $0.00 B C A Potential Redemption Date Premium* Hypothetical Redemption February 28, 2022 10.00% $1,100.00 Hypothetical Payment per Security Upon Redemption ** Assumes the securities have not been redeemed prior to maturity . *Assumes the premium will be set at the lowest value indicated in this offering summary.

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not redeemed prior to maturity, your payment at maturity will depend on the performance of the underlying. If the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. You should understand that any depreciation of the underlying in excess of the buffer percentage will result in a magnified loss to your investment at a rate equal to the buffer rate, which will progressively offset any protection that the buffer percentage would offer. The lower the final underlying value, the less benefit you will receive from the buffer percentage. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • We may redeem the securities at our option, which will limit the term of the securities. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing level of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The MSCI Emerging Markets Index is subject to risks associated with emerging markets. • Fluctuations in exchange rates will affect the closing value of the MSCI Emerging Markets Index. • The Issuer and its affiliates may have economic interests that are adverse to yours. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.